Exhibit 99.1

Contacts:
Investors	Media
EVC Group	EVC Group
Jennifer Beugelmans, (646) 201-5447	Jen Saunders, (646) 201-5431
Doug Sherk, (415) 896-6820

PHARSIGHT COMMON STOCK TO BEGIN TRADING ON NASDAQ CAPITAL

MARKET TODAY

MOUNTAIN VIEW, Calif., November 27, 2007– Pharsight Corporation (Nasdaq:PHST), a leading provider of software, strategic consulting, and regulatory services for optimizing clinical drug development, announced today that its common stock will trade on the Nasdaq Capital Market under the symbol “PHST,” starting at the opening of market today, November 27, 2007. The stock previously traded on the OTC Bulletin Board under the symbol PHRS.OB.

About Pharsight Corporation

Pharsight Corporation develops and markets integrated products and services that enable pharmaceutical and biotechnology companies to achieve significant and enduring improvements in the development and use of therapeutic products. Pharsight’s goal is to help customers reduce the time, cost and risk of drug development, as well as optimize the post-approval marketing and use of pharmaceutical products.

Pharsight’s approach enhances the fundamental element of drug development success: strong decision-making. By adopting the Pharsight approach, customers acquire a new decision-making process with the potential to systematically improve every level and phase of their business and scientific processes. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available at http://www.pharsight.com.

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